Exhibit 10.8

Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv). The Company hereby agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

The omitted portions are (i) not material and (ii) customarily treated by the Company as private and confidential.

ASSIGNMENT AND AMENDMENT NUMBER ONE TO THE MOLYBDENUM SUPPLY AGREEMENT NO. CC-ELMET-2024

THIS ASSIGNMENT AND AMENDMENT NUMBER ONE (this “Amendment”) is dated effective as of January 1, 2025 (the “Effective Date”) and is entered into in order to assign and amend the Molybdenum Supply Agreement dated effective as of January 1, 2024, (the “Original Agreement”) and is by and among Climax Molybdenum Marketing Corporation, a Delaware corporation (“Climax”) and Elmet Coldwater LLC, a Delaware corporation located at 460 Jay Street, Coldwater, Michigan 49036 (“Assignor”) and Elmet Technologies LLC, a Maine Limited Liability Company located at 1560 Lisbon St. Lewiston, Maine 04240 (“Buyer”), Climax, Assignor and Buyer are collectively referred to herein as the “Parties” and individually as a “Party.” All capitalized terms used in this amendment but not separately defined in this Amendment will have the meanings given those terms in the Original Agreement.

Recitals:

A.	The Parties wish to assign this Agreement to Elmet Technologies LLC, the parent company of the Assignor.

B.	The Parties wish to amend the Original Agreement to amend the Term, the Products, the Quantity, and Conversion Fee.

C.	Pursuant to Section 12 of the Original Agreement, only a writing signed by both Climax and Buyer may amend the Original Agreement, so the Parties have executed this amendment to set forth their understanding.

Assignment:

1.	The parties hereby agree to assign the Agreement as of January 1, 2025, together with all rights and responsibilities provided thereby to Elmet Technologies LLC and Elmet Technologies LLC agrees to assume such obligations (as the “Buyer”) as of January 1, 2025 in full substitution of the Assignor.

Amendment:

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Original Agreement is amended as follows:

1.	Section 1 Term. The Term section will be deleted and replaced with:

The term of the Original Agreement will begin on its Effective Date and end on December 31, 2025. The contract will be renewed on an annual basis no later than September 30th of each year of the Term following written consent by both parties.

2.	Section 2. Products shall be amended to include the following:

During the Term, Climax will sell and Buyer will buy sublimed pure molybdic oxide (“POS”), meeting the specification set forth in Exhibit A. Collectively, ADM, POC, and POS are referred to as the “Moly Products”.

3.	Sections 3.1.1 Quantity of ADM and 3.1.2 Quantity of POS. Section 3.1.1 Quantity of ADM will have the first sentence amended by removing the first sentence in its entirety and replacing with the sentence below. Section 3.1.2 Quantity of POS will be deleted in its entirety and replaced with the following:

3.1.1	Quantity of ADM or POC. During the Term, Buyer will purchase [**] of ADM per month (the “Minimum Monthly ADM Obligation”), each containing [**] pounds (a “FTL”) of molybdenum contained (“Contained Mo”) in ADM; provided, however, Climax will have no obligation to supply more than [**] pounds of Contained Mo in ADM (the “Maximum Annual ADM Obligation”) during the Term and no more than [**] of the Maximum Annual ADM Obligation during any month during the Term (the “Maximum Monthly ADM Obligation”).

3.1.2	Quantity of POS During the Term, Buyer will purchase [**] of either POS or POC; provided however, Climax will have no obligation to supply more than [**] pounds of Contained Mo in POS or POC (“Maximum POS/POC Quantity”) in each calendar year of the Term.

4.	Section 5.2 Conversion Fee Defined. Section 5.2 Conversion Fee Defined will be deleted in its entirety and replaced with the following:

5.2 Conversion Fee Defined. “Conversion Fee” means (a) $[**] per pound of Contained Mo for ADM; and (b) $[**] per pound of Contained Mo for POS and POC.

The Conversion Fee will be adjusted annually in December, to be effective as of January 1 of each calendar year during the Term, if the variation in the Composite Index (as defined below and calculated with data available on December 1) for the Comparison Period (as defined below) exceeds 5% of the Composite Index for the Base Period (as defined below); provided, however that if the Conversion Fee is not adjusted at the end of any calendar year during the Term because the variation did not exceed 5% during that calendar year, then the Conversion Fee will be adjusted at the end of the next calendar year by the variation in the Composite Index for the entire period of two calendar years provided that the variation of the Composite Index for that 2-year-period exceeds 5%. The adjusted Conversion Fee will be rounded to two decimal points.

(a)	The “Base Period” means the 9-month period of January 2023 through September 2023, provided that if an adjustment to the Conversion Fee is made during the Term, the new Base Period will be January through September of the calendar year prior to the adjustment.

(b)	The “Comparison Period” means the 9-month period of January through September for each calendar period during the Term.

(c)	The “Composite Index” means the sum calculated as follows:

[**], where

CPI = 9-month average for Jan-Sep of the US Consumer Price Index (Series ID CUSR0000SA0 as published by the US Bureau of Labor Statistics https://beta.bls.gov/dataViewer/view/timeseries/CUSR0000SA0)

PPI = 9-month average for Jan-Sep of the US Producer Price Index (Series ID WPS054321; Industrial Electric Power as published by the US Bureau of Labor

Statistics https://beta.bls.gov/dataViewer/view/timeseries/WPS054321)

Composite index for initial base period is:

[**]

[**]

[**]

5.	No Further Amendments. This Amendment, along with the Original Agreement is the entire agreement of Climax and Buyer. There are no further amendments to the Original Agreement, which subject to this Amendment, remains in full force and effect.

[Signature page follows]

The Parties have executed this Amendment as of the date first written above:

CLIMAX:		BUYER:

Climax Molybdenum Marketing Corporation		Elmet Coldwater LLC

/s/ Chris Gnann		/s/ Derek Fox
By:	Chris Gnann	By:	Derek Fox
Title:	Vice President, Sales & Marketing	Title:	Chief Executive Officer
		Date:	9/25/25